===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 --------

                                SCHEDULE TO
                           TENDER OFFER STATEMENT
 (Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934)

                             (Amendment No. 6)

                                 --------

                               TELESOFT CORP.
       (Name of Subject Company (issuer) and Filing Person (offeror))


                                COMMON STOCK
                       (Title of Class of Securities)


                                879924 10 8
                   (CUSIP Number of Class of Securities)


                             Michael F. Zerbib
                   President and Chief Executive Officer
                               Telesoft Corp.
                         3443 North Central Avenue
                                 Suite 1800
                           Phoenix, Arizona 85012
                               (602) 308-2100

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Filing Person(s))

                                 -----------

                                  Copy to:

                               Edward S. Best
                            Mayer, Brown & Platt
                          190 South LaSalle Street
                        Chicago, Illinois 60603-3441
                               (312) 782-0600

                                 -----------

                              February 4, 2000
   (Date Tender Offer First Published, Sent or Given to Security Holders)

[ ] Check box if filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         |_| Third party tender offer subject to Rule 14d-1.

         |X| Issuer tender offer subject to Rule 13e-4.

         |_| Going-private transaction subject to Rule 13e-3.

         |_| Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:|X|

===============================================================================

        This Amendment No. 6 to Tender Offer Statement on Schedule TO filed February 3, 2000 (the "Statement") is being made solely for the purpose of filing, as Exhibit (a)(5)(D), the press release issued by Telesoft Corp. on March 31, 2000.

ITEM 12.  Exhibits.

         A list of exhibits filed with this Statement is set forth on the Index to Exhibits immediately following the signature page of this Statement and is incorporated herein by reference.

                                 SIGNATURE



         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                    TELESOFT CORP.

                                    By:   /s/ Michael F. Zerbib
                                       ---------------------------------------
                                    Name: Michael F. Zerbib
                                    Title: President & Chief Executive Officer



Dated: April 3, 2000

                             INDEX TO EXHIBITS


Item            Description
----            -----------

(a)(1)(A)       Revised Offer to Purchase dated February 4, 2000              *

(a)(1)(B)       Form of Letter of Transmittal.                                *

(a)(1)(C)       Form of Notice of Guaranteed Delivery.                        *

(a)(1)(D)       Form of Letter to Brokers, Dealers, Commercial Banks,
                Trust Companies and Other Nominees.                           *

(a)(1)(E)       Form of Letter to Clients for use by Brokers, Dealers,
                Commercial Banks, Trust Companies and Other Nominees.         *

(a)(1)(F)       Form of Letter to Stockholders dated February 4, 2000,
                from the President and Chief Executive Officer
                of the Company.                                               *

(a)(1)(G)       Form Direction Form for participants in the Telesoft
                Corp. Profit Sharing Plan.                                    *

(a)(1)(H)       Form of Option Election for stock option holders.             *

(a)(1)(I)       Guidelines for Certification of Taxpayer
                Identification Number on Substitute Form W-9.                 *

(a)(1)(J)       Form of Letter to Stockholders dated March 17, 2000
                from the President and Chief Executive Officer of
                the Company.                                                  *

(a)(2) - (4)    Not applicable.

(a)(5)          Press Release issued by the Company dated
                February 3, 2000.                                             *

(a)(5)(A)       Press Release issued by the Company dated
                March 6, 2000.                                                *

(a)(5)(B)       Press Release issued by the Company dated
                March 17, 2000.                                               *

(a)(5)(C)       Press Release issued by the Company dated
                March 27, 2000.                                               *

(a)(5)(D)       Press Release issued by the Company dated
                March 31, 2000.................................................

(b)             Not applicable.

(d)             Stock Purchase Agreement dated as of February 2, 2000
                between Joseph W. Zerbib and Telesoft Corp.                   *

(g)             Not applicable.

(h)             Not applicable.


------------------

*Previously filed.